UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     May 12, 2006

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Increase in Compensation for Executive Committee Members

On May 8, 2006, the Board of Directors of Boston Scientific appointed two new members to the Company’s Executive Committee, Mark C. Bartell, as Senior Vice President—Global Sales and Marketing, Cardiac Rhythm Management, and William F. McConnell, as Senior Vice President—Administration, Cardiac Rhythm Management.

Also on May 8, 2006, the Compensation Committee of the Board of Directors approved salary increases, performance incentive opportunities and long-term incentive awards for Messrs. Bartell and McConnell and Fred A. Colen, the Company’s Executive Vice President and Chief Technology Officer, in connection with their assumption of significantly increased responsibilities relating to our CRM business after the closing of the Guidant transaction. The performance incentive opportunity is a percentage of the executive’s annual base salary. The long-term incentive awards consist of: (i) options to purchase a specified number of shares of common stock of Boston Scientific at a fixed price on the date of grant, vesting in equal annual installments over four years beginning on May 8, 2007, (ii) a deferred stock unit award for a specified number of shares of Boston Scientific common stock to be issued in four equal annual installments beginning on May 8, 2008 and (iii) a cash component. The stock option grants and deferred stock unit awards will be made under the Company’s 2003 Long-Term Incentive Plan and are subject to both the terms and conditions of that Plan as well as the terms and conditions of each incentive award agreement. Forms of these incentive award agreements are attached as Exhibits 10.1 and 10.2. Subject to the timely receipt of executed waivers of certain pre-existing change in control payments, as appropriate, Messrs. Bartell, McConnell and Colen will receive the following salary increases, performance incentive opportunities and long-term incentive awards:

	Salary Increase		Performance Incentive Opportunity	Long-Term Incentive Award
Name	New Salary	Amount of Increase	Percentage of Base Salary	Options	Deferred Stock Units	Cash
Mark Bartell	$390,000	$35,000	75%	123,500	82,150	$921,178
William McConnell	$365,000	$63,000	75%	123,500	74,300	$740,065
Fred Colen	$500,000	$35,000	75%	130,000	45,500	N/A

Key Guidant Executive Retention Awards

On May 8, 2006, the Compensation Committee approved retention awards for certain key executives of Guidant Corporation. In exchange for the timely execution of waivers of certain pre-existing change in control payments, as appropriate, recipients of the awards may receive a combination of: (i) stock options and deferred stock unit awards or (ii) stock options, deferred stock unit awards and cash. The options vest in equal annual installments over four years beginning on May 8, 2007 and the deferred stock unit awards will be issued in four equal annual installments beginning on May 8, 2008. The stock option grants and deferred stock unit awards will be made under the Company’s 2003 Long-Term Incentive Plan and are subject to both the terms and conditions of that Plan as well as the terms and conditions of each incentive award agreement. Forms of these incentive award agreements are attached as Exhibits 10.1 and 10.2. The total options expected to be issued is approximately 905,500 and the total deferred stock units expected to be issued is between 966,200 and 1,624,200, depending upon the number of recipients who elect cash in lieu of deferred stock units. The maximum cash issuable approximates $15 million.

Special Recognition Awards

On May 8, 2006, the Compensation Committee approved special recognition awards for certain employees of the Company who were instrumental to the successful closing of the Guidant transaction. Award recipients included five executive officers of the Company, who may elect to receive their awards in either: (i) cash, stock options and deferred stock units or (ii) stock options and deferred stock units. The stock options vest in equal annual installments over four years beginning on May 8, 2007, and the deferred stock unit awards will be issued in four equal annual installments beginning on May 8, 2008. The stock option grants and deferred stock unit awards will be made under the Company’s 2003 Long-Term Incentive Plan and are subject to both the terms and conditions of that Plan as well as the terms and conditions of each incentive award agreement. Forms of these incentive award agreements are attached as Exhibits 10.3 and 10.4. The following members of the Company’s Executive Committee received the following awards and each recipient must chose either Election 1 or Election 2:

	Election 1			Election 2
Name	Cash	Options	Deferred Stock Units	Options	Deferred Stock Units
Larry Best	$625,000	39,900	13,600	79,800	27,200
Jim Gilbert	$500,000	31,900	10,900	63,800	21,800
Paul Sandman	$400,000	25,500	8,700	51,000	17,400
Lucia Quinn	$250,000	16,000	5,500	32,000	11,000
Paul Donovan	$200,000	12,800	4,400	25,600	8,800
TOTAL	$1,975,000	126,100	43,100	252,200	86,200

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Form of Non-Qualified Stock Option Agreement (Increase in Compensation for Executive Committee Members and Key Guidant Executive Retention Awards)

10.2	Form of Deferred Stock Unit Award Agreement (Increase in Compensation for Executive Committee Members and Key Guidant Executive Retention Awards)

10.3	Form of Non-Qualified Stock Option Agreement (Special Recognition Awards)

10.4	Form of Deferred Stock Unit Award Agreement (Special Recognition Awards)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: May 12, 2006	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Vice President and Assistant General Counsel